EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No.333-164769 on Form S-1 of our reports dated February 29, 2012, relating to the financial statements of ETFS Precious Metals Basket Trust and the effectiveness of the Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Trust for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

New York, New York

March 1, 2012